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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                            SEC FILE NUMBER 000-26373
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                    IRS Employer Identification No 98-0196717
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(Check One): [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ X] Form 10-QSB [ ]
Form N-SAR

For Period Ended: June 30, 2006.

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

ROCKETINFO, INC
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Full Name of Registrant


86 Hutton Center Drive, Suite 1200
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(Address of principal executive offices)

Registrant's Telephone number, including area code: (949) 786-2552


Santa Ana, CA 92707
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City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ X ]   (a) The reasons described in reasonable detail in  Part III
                 of this form could not be eliminated without   unreasonable
                 effort or expense;


     [ X ]   (b) The  subject  annual  report,  semi-annual  report,
                 transition report on Form 10-KSB, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [   ]   (c) The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State  below  in  reasonable   detail  the  reasons  why  Forms  10-KSB,   20-F,
11-K,10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     Financial information to be contained in the Registrant's 10-QSB for the period ended June 30, 2006 cannot be analyzed and completed on a timely basis.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         L. Randall Lutz                   (877) 511-4636
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            (Name)                    (Area Code)(Telephone Number)

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(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                    ROCKETINFO, INC.
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                                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: August 14, 2006                           /s/ L. Randall Lutz
                                                     --------------------
                                                     L. Randall Lutz, CEO